Consolidated Grandview Inc.

(incorporated under the laws of Ontario)

(A Development Stage Company)

Financial Statements

May 31, 2004 and 2003

October 13, 2004, except for Note 13 which is as of January 14, 2005

Auditors' Report

To the Shareholders of

Consolidated Grandview Inc.

We have audited the balance sheet of Consolidated Grandview Inc. (A Development Stage Company) as at May 31, 2004 and 2003 and the statements of operations and deficit and cash flows for each of the years in the three year period ended May 31, 2004. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada and standards issued by the Public Company Accounting Oversight Board “United States”. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at May 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three year period ended May 31, 2004 in accordance with Canadian generally accepted accounting principles.

”McCarney Greenwood LLP”

Toronto, Canada

McCarney Greenwood LLP

Chartered Accountants

Comments by Auditors on United States of America-Canada Reporting Difference

The United States of America reporting standards require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Although we conducted our audit in accordance with both United States of America and Canadian generally accepted auditing standards, our report to the shareholders dated October 13, 2004, except for Note 13 which is as of January 14, 2005, is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors' report when these are adequately disclosed in the financial statements.

”McCarney Greenwood LLP”

Toronto, Canada

McCarney Greenwood LLP

Chartered Accountants

McCarney Greenwood LLP

Chartered Accountants

10 Bay Street, Suite 900

Toronto, ON  M5J 2R8

T 416 362 0515  F 416 362 0539

Consolidated Grandview Inc.

(incorporated under the laws of Ontario)

(A Development Stage Company)

Balance Sheets

	May 31
	2004	2003

Assets

Current assets
Cash	$ 1	$ 37
Marketable securities (Note 4)	9,766	-
Accounts receivable	490	5,784
	10,257	5,821

Long-term investments (Note 4)	-	30,000
Mining interests (Note 5)	562	-
	$ 10,819	$ 35,821

Liabilities

Current liabilities
Accounts payable and accrued liabilities	$ 38,257	$ 41,160
Loans from related parties (Note 6)	28,594	51,751
	66,851	92,911

Shareholders’ Deficiency

Share capital (Note 7)	3,378,444	3,378,444
Contributed surplus	25,000	25,000
Deficit	(3,459,476)	(3,460,534)
	(56,032)	(57,090)
	$ 10,819	$ 35,821

Approved by the Board

“Raymond Pecoskie”

“Rick Brown”

______________________ Director

______________________ Director

Consolidated Grandview Inc.

(A Development Stage Company)

Statements of Operations and Deficit

	Years ended May 31,
	2004	2003	2002
		(Restated) (Note 3)	(Restated) (Note 3)

Operating expenses
Office general and administrative	$ 23,338	$ 724	$ 18,925
Bad debt expense	7,019	-	-
Professional fees	18,912	750	4,000
Transfer agent and regulatory fees	15,306	2,000	2,000
(Loss) before the under noted	(64,575)	(3,474)	(24,925)

Gain on forgiveness of debt (Note 11)	85,867	-	-
Write down of marketable securities/long-term debt	(20,234)	(88,580)	(121,100)
(Loss) on sale of long-term investments (Note 4)	-	(121,419)	-
Net income (loss) for the year	$ 1,058	$ (213,473)	(146,025)

Deficit, beginning of year as previously stated	(3,460,534)	(3,247,061)	(3,115,036)
Retroactive recording of income tax recovery (Note 3)	-	-	(14,000)
(Deficit), beginning of year restated	(3,460,534)	(3,247,061)	(3,101,036)

(Deficit), end of year	$ (3,459,476)	$ (3,460,534)	$ (3,247,061)

Basic earnings (loss) per share	$ 0.00	$ (0.07)	$ (0.04)

Diluted earnings (loss) per share	$ 0.00	$ (0.07)	$ (0.04)

Consolidated Grandview Inc.

(A Development Stage Company)

Statements of Cash Flows

	Years ended May 31,
	2004	2003	2002
		(Restated) (Note 3)	(Restated) (Note 3)

Cash flows from operating activities
Net income (loss) for the year	$ 1,058	$ (213,473)	$ (146,025)
Items not involving cash
Write down of marketable securities	20,234	-	-
Write down of long-term investments	-	88,580	121,100
Loss on sale of long-term investments	-	121,419	-
Forgiveness of debt	(85,867)	-	-
Income tax interest and penalties	20,647	-	-
Write-off of bad debts	7,019	-	-
Change in non-cash operating working capital
Accounts receivable	(1,725)	-	-
Accounts payable and accrued liabilities	12,117	1,446	4,020
Cash flow (used in) operating activities	(26,517)	(2,028)	(20,905)

Cash flows from financing activity
Loans from related parties	27,043	1,551	18,400
Cash flows from financing activity	27,043	1,551	18,400

Cash flows from investing activities
Expenditures on mining interests	(562)	-	-
Proceeds on sale of long-term investments	-	1	-
Cash flows (used in) from investing activities	(562)	1	-

(Decrease) in cash during the year	(36)	(476)	(2,505)

Cash, beginning of period	37	513	3,018

Cash, end of period	$ 1	$ 37	$ 513

Consolidated Grandview Inc.

(A Development Stage Company)

Notes to Financial Statements

May 31, 2004, 2003 and 2002

1.

Nature of business and going concern assumptions

Consolidated Grandview Inc. (the "Company") was incorporated under the laws of the Province of Ontario. The Company was in the business of investing in significant equity interests in high-technology companies. During the year the company changed its direction to a resource exploration company and it is from that time forward that it is a development stage company.

These statements are prepared using Canadian generally accepted accounting principles that are applicable to a going concern which assumes the Company will be continue to operate throughout its next fiscal period subsequent to May 31, 2004. The use of these principles may be inappropriate since there is significant doubt about the Company's ability to continue as a going concern. Significant doubt exists because the Company has no recurring source of revenue, the Company has a history of losses, the Company is in a net liability position, and the Company does not have sufficient funding to enable it to continue for the next 12 months. The future of the Company is currently dependent upon its ability to obtain sufficient cash from external financing and related parties in order to pay its liabilities as they become due.

If the going-concern basis was not appropriate, material adjustments may be necessary in the carrying amounts and/or classifications of assets and liabilities and the loss reported in these financial statements.

2.

Summary of significant accounting policies

All amounts unless otherwise indicated are in Canadian dollars.

The preparation of these financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.  The more significant accounting policies are as follows:

(a)

Marketable securities

Marketable securities are valued at the lower of cost and market value. The Company previously recorded these as long-term investments but due to the change in the Company's direction as more fully described in Note 1, these securities are now short-term in nature as the Company intends to dispose of them.

(b)

Long-term investments

Long-term investments are recorded at the lower of cost or net realizable value. Where there has been a decline in value, which is more than temporary in nature, the security is written down to the market price on the closing date of the balance sheet. As described in Note 2(a) above these securities are now classified as marketable securities.

(c)

Mining interests

The Company follows the practice of capitalizing all costs relative to the acquisition, exploration and development of its mining interests. These costs are to be amortized over the estimated productive life of the property if it is placed into commercial production. If a property is sold, or abandoned, or exploration results are negative and no future work is planned in the foreseeable future, the related costs are charged to operations in that year.

The recorded book value of mining interests is not intended to reflect their present or future value.

The recoverability of amounts shown for mining interests and related deferred exploration expenditures is dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete development, and future profitable production or proceeds from the disposition thereof.

(d)

Income taxes

The Company follows the asset and liability method of accounting for income taxes in accordance with the recommendations of the Canadian Institute of Chartered Accountants. Future income taxes are recorded to reflect the expected consequences of differences between the carrying amounts of balance sheet items and their corresponding tax values. Future tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. Future income tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of substantive enactment.

(e)

Stock based compensation

The CICA Handbook Section 3870, Stock-based compensation and Other Stock-based Payments requires that compensation for option awards to employees be recognized in the financial statements at fair value for options granted in fiscal years beginning on or after January 1, 2004. The Company, as permitted by CICA Handbook Section 3870, has adopted this section prospectively for new option awards granted on or after June 1, 2003. Accordingly, a fair value compensation expense is reported for any options that were granted and vested during the year.

3.

Correction of an error

In a prior period, the Company had a large capital gain on the disposition of some shares. As a result, the Company was liable for income taxes. In the next fiscal year, the Company recognized a non-capital loss that was sufficient to carry back and refund the taxes owing. The Company only recognized a portion of the income tax recovery instead of the full amount. In accordance with Section 1506 of the CICA Handbook the correction of this error has been recorded retroactively with restatement and has resulted in the opening retained earnings of 2002 being restated by $14,000 to reflect the full recovery of income taxes.  This has increased the (loss) in fiscal 2003 by $14,000 and it has also increased the basic and diluted (loss) per share from ($0.06) to ($0.07).  All pertinent comparative figures for 2002 and 2003 have been restated.

4.

Marketable securities / long term investments

	2004	2003	2002

Navitrak International Corporation Common shares (at cost)	$ 325,305	$ 325,305	$ 653,125
Advances	-	-	15,200
	325,305	325,305	668,325
Less provision for write down to market	(315,539)	(295,305)	(428,325)
Carrying value	$ 9,766	$ 30,000	$ 240,000

Navitrak International Corporation ("Navitrak") is a public company. As at May 31, 2004, the Company owned 488,300 (2003 - 488,300; 2002 - 988,300) common shares.

During fiscal 2003, a shareholder exercised an option he held to acquire 500,000 shares of Navitrak that the Company held for an aggregate consideration of $1 which resulted in an accounting loss of $121,419 to the Company.

5.

Mining interests

The Company owns a 100% interest in 8 mining claims with an estimated total area of 60 hectares located in the Red Lake Area, District of Kenora, in Northwestern Ontario. The mining claims were written off several years ago when the Company decided to change its business. Since the Company has changed back to resource exploration the Company is once again capitalizing the expenditures related to these claims which they expect to explore further in the near future.

6.

Loans from related parties

The loans from related parties are non-interest bearing with no set terms of repayment. During the year one loan from a former director in the amount of $50,200 was forgiven. The other loan is from a company controlled by a shareholder of this Company.

7.

Share capital

(a)

Authorized

Unlimited number of common shares

(b)

Issued

	Number of shares	Amount

Balance, May 31, 2004, 2003 and 2002	3,270,998	$ 3,378,444

(c)

Stock options and warrants

The company did not issue or grant any stock options or warrants in any of the 3 years ending May 31, 2004, 2003 and 2002. In addition the company did not have any stock options or warrants outstanding during either of the 2 years ending May 31, 2003 and 2004.

(d)

Basic and diluted earnings (loss) per share

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	2004	2003	2002
Numerator:
Earnings (loss) for the year	$ 1,058	$ (213,473)	$ (146,025)
Numerator for basic and diluted earnings (loss) per share	$ 1,058	$ (213,473)	$ (146,025)

Denominator:
Weighted average number of common shares	3,270,998	3,270,998	3,270,998
Denominator for basic and diluted earnings (loss) per share	3,270,998	3,270,998	3,270,998

Basic earnings (loss) per share	$ 0.00	$ (0.07)	$ (0.04)
Diluted earnings (loss) per share	$ 0.00	$ (0.07)	$ (0.04)

Diluted earnings (loss) per share, which reflects the maximum possible dilution from the potential exercise of outstanding stock options and warrants, and the conversion of convertible securities, is the same as basic earnings (loss) per share as the company has no dilutive options or warrants, and no convertible securities.

8.

Financial instruments

Fair value of financial instruments

The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities, and shareholder loans approximates their fair values since these instruments have short-term maturity dates.

The marketable securities (2003 - long-term investments) have been written down to their market value in each of the years presented.

9.

Income taxes

Future income taxes reflect the net tax effects of temporary timing differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts for income tax purposes.

There are no future tax liabilities.

Significant components of future tax assets are as follows:

	2004	2003	2002
Future tax assets:
Marketable securities	$ 113,973	$ 118,978	$ 175,572
Capital losses	60,158	67,103	-
Non-capital losses	15,753	34,468	33,068
Total future tax assets	189,884	220,549	208,640
Valuation allowance for future tax assets	(189,884)	(220,549)	(208,640)
Net future tax assets	$ -	$ -	$ -

The Company has provided a valuation allowance equal to the future tax assets because it is not presently more likely than not that they will be realized. The Company's actual income tax expense for each of the years ended is made up as follows:

	2004	2003	2002

Income (loss) before income taxes	$ 1,058	$ (213,473)	$ (146,025)

Income tax (recovery) at combined federal and provincial rates of 36.12% 40.29% and 40.29% respectively	382	(86,008)	(58,833)
Non-deductible income tax penalties and interest	7,458	-	-
Non-deductible write down of marketable securities	7,309	-	-
Non-deductible write down of long-term investments	-	35,689	48,791
Non-taxable capital loss	-	48,920	-
Non-capital loss utilized	(15,149)	-	-
Taxable benefit not recognized	-	1,399	10,042
Actual income tax expense	$ -	$ -	$ -

At May 31, 2004, the Company has non-capital losses of approximately $ 43,600 and capital losses of approximately $333,100. No benefit from these amounts has been recorded in the financial statements. The non-capital losses will expire as follows:

2008	$ 15,200
2009	24,900
2010	3,500
$ 43,600

10.

Segment information

The Company's operations comprise a single reporting operating segment engaged in mineral exploration (2003 - engaged in investing in high technology companies). As the operations comprise a single reporting segment, amounts disclosed in the financial statements for loss for the year also represent segment amounts.

At May 31, 2004 all of the Company's operations and assets are located in Canada.

11.

Gain on forgiveness of debt

The gain on forgiveness of debt is as a result of certain creditors and related parties settling their debt for less than the full amount.  This is not unusual in the junior resource exploration industry and it is not considered an extraordinary item.

12.

Subsequent events

(a)

On June 1, 2004 the Company entered into a management agreement with a company owned by the Company's president. The president's company will provide management and consulting services to the Company in exchange for $11,682 per month.

(b)

On July 6, 2004 the Company filed Articles of Amendment to split its shares at a rate of 3 for 1. This resulted in 9,812,994 common shares outstanding on that date. In addition, the Articles of Amendment changed the Company's name to Grandview Gold Inc., which the Company  feels is more in keeping with its new business direction.

(c)

On July 27, 2004 the Company entered into an option agreement with Mill City International Corporation ("Mill City") to earn a 60% interest in the Pony Creek/Elliot Dome Property in the State of Nevada, USA. In order to earn this option the Company must do the following:

(i)

after 10 business days of signing the agreement issue 400,000 common shares to Mill City  (400,000 common shares issued);

(ii)

spend or cause to be spent $500,000 US on the properties by July 31, 2005;

(iii)

spend or cause to be spent $1,000,000 US on the properties by July 31, 2006;

(iv)

during this 2 year period the Company and Mill City will look for a joint venture partner with a major mining and exploration company ("major"). This major would provide assistance with deep hole structural modelling as well as geological database development. In return for the assistance the major will be offered a 1st right of refusal option to earn a 60% interest in the properties by completing a bankable feasibility study;

(v)

Mill City will enter into a Professional Geological Services Contract with the Company specifically mandated to ensure all communications with the major are maximized. In return for Mill City providing the various services outlined in the contract the Company will pay Mill City $7,250 US per month for the first year and $8,250 US per month for the second year;

(vi)

After this time Mill City can elect to convert its 60 % working interest to a 20% carried interest.   If Mill City does not convert to a carried interest Mill City is responsible for 60% of the costs associated with the project. There is a 4% Net Smelter Return ("NSR") payable to the individual who owned the property which after this will be reduced to 2% and the Company will be given the option to purchase another 1% from each property prior to the commencement of commercial production for $1,500,000 US each for a total of $3,000,000 US;

(vii)

If the Company cannot satisfy the conditions of finding a major it can still earn the 60% interest by spending an additional $2,000,000 US by August 31, 2007 and continue the Professional Geological Services Contract for a further year. The NSR will not be reduced from 4% to 2% but the Company may purchase 1% from each property prior to commencement of commercial production for $1,000,000 US each for a total of $2,000,000 US.

(d)

On July 22, 2004 the Company entered into a subscription agreement to sell 120,000 common shares for $1.00 per share for gross proceeds to the Company of $120,000.

(e)

On August 23, 2004 the Company entered into a subscription agreement to sell 150,000 common shares for $1.00 per share for gross proceeds to the Company of $150,000.

(f)

On September 14, 2004 the Company entered into a consulting agreement with Bay Street Connect ("Bay"). Bay will identify and attract potential investors and provide the following services to the Company:

(i)

establish and maintain a targeted marketing and informational campaign;

(ii)

create, produce and distribute high quality marketing materials;

(iii)

distribute information to shareholders, brokers, fund managers, etc.

The term of the agreement will be for 6 months and will continue on a monthly basis until 30 days notice is given by either party. The Company will pay Bay $4,000 per month plus issue 100,000 stock options. The options have a term of 5 years, an option price of $1.00 per share.The options will vest as to 25,000 every 3 months.

(g)

On September 30, 2004 the Company entered into a subscription agreement to sell 175,000 common shares at $1.00 per share for total proceeds to the Company of $175,000. After this subscription agreement there will be 10,657,994 common shares outstanding.

(h)

On October 1, 2004 the Company granted 300,000 stock options to 3 directors and 750,000 stock options to a company that is wholly-owned by this Company's president. The stock options are for a period of 5 years, they have an exercise price of $1.00, and they vest 25% on October 1, 2004, and 25% each quarter after that. After this granting 1,150,000 stock options will be outstanding.

13.

Differences between Canadian GAAP and US GAAP

The Company's financial statements have been prepared in accordance with Canadian GAAP.  These principles, as they pertain to the Company's financial statements differ from US GAAP as follows:

Prior to June 1, 2003, the Company accounted for its stock-based compensation plan for US GAAP purposes under FASB statement 123, under which no compensation expense was required to be recognized in fiscal 2003 or 2002.

Had the Company adopted (FASB) Statement 148 for fiscal 2004, 2003 and 2002, there would be no effect on earnings since no stock options were issued in the fiscal periods presented.

The Company is in the process of exploring its mineral properties and has not yet determined whether these properties contain ore reserves. Accordingly, under US GAAP, the Company would be characterized as "a development stage company".

Under Canadian GAAP, the Company accounts for its exploration costs as described in Note 2(c), while under US GAAP, exploration costs cannot be capitalized and are expensed as incurred. Under Canadian GAAP and US GAAP marketable securities and long term investments are written down to net realizable value.  Under Canadian GAAP this is shown as an expense on the statement of operations while under US GAAP it is shown as a component of shareholders' equity.  Had the Company's balance sheets as at May 31, 2004 and May 31, 2003 been prepared using US GAAP, such balance sheets would be presented as follows:

	May 31, 2004	May 31, 2003
Assets

Current
Cash	$ 1	$ 37
Marketable securities	9,766	-
Amounts receivable and prepaid expenses	490	5,784

	10,257	5,821
Long-term investments	-	30,000

	$ 10,257	$ 35,821

Liabilities and Shareholders’ Equity

Current
Accounts payable and accrued liabilities	$ 38,257	$ 41,160
Loans from related parties	28,594	51,751
	66,851	92,911

Shareholders’ equity

Share capital
Authorized – unlimited common shares
Issued
Common shares	3,378,444	3,378,444
Additional paid in capital	25,000	25,000
Cumulative adjustments to marketable securities	(315,539)	(295,305)
Deficit accumulated before change to a development stage company	(3,133,943)	(3,165,229)
Deficit accumulated during the development stage	(10,556)	-
	(56,594)	(57,090)
	$ 10,257	$ 35,821

Under US GAAP, development stage companies are required to provide cumulative-from-inception information relating to income statements, statements of cash flows, and statements of changes in shareholders' equity.  Inception has been deemed to be March 26, 2004, the date on which the Company, at a shareholders' meeting, made the decision to return to the business of exploration as its primary business focus.

Had the Company's statements of operations and deficit been prepared using US GAAP, such statements would have included cumulative-from-inception amounts in addition to amounts for fiscal 2004, 2003 and 2002.  Such statements under US GAAP are as follows:

Statements of Operations and Comprehensive Income Loss

		Year Ended May 31
	Cumulative from date of inception (“March 26, 2004”)	2004	2003	2002

Office general and administrative	$ 23,145	$ 23,338	$ 724	$ 18,925
Bad debt expense	1,235	7,019	-	-
Professional fees	14,784	18,912	750	4,000
General exploration	562	562	-	-
Transfer agent and regulatory fees	6,497	15,306	2,000	2,000
(Loss) before the under noted	(46,223)	(65,137)	(3,474)	(24,925)

Gain on forgiveness of debt	35,667	85,867	-	-
(Loss) on sale of long-term investments	-	-	(121,419)	-

Net income (loss) for the year and date of inception	(10,556)	20,730	(124,893)	(24,925)

Comprehensive income (loss) items:
Write down of marketable securities	(15,234)	(20,234)	-	-
Write down of long-term investments	-	-	(88,580)	(121,100)

Comprehensive income (loss) for the period	$ (25,790)	$ 496	$ (213,473)	$ (146,025)

Income (loss) per common share
Basic	$ 0.00	$ 0.01	$ (0.04)	$ (0.01)
Diluted	$ 0.00	$ 0.01	$ (0.04)	$ 0.01

Comprehensive income (loss) per common share
Basic	$ (0.01)	$ 0.00	$ (0.07)	$ (0.04)
Diluted	$ (0.01)	$ 0.00	$ (0.07)	$ (0.04)

Statements of Changes in Shareholders' Equity

The changes in common shares from March 26, 2004 (date the Company became a development stage enterprise) as required by US GAAP is disclosed below:

	Shares	Amount Under US GAAP

Common shares before change to a development stage company and as of may 31, 2004	3,270,998	$ 3,378,444

Other changes in shareholders' equity are presented as follows:

Cumulative adjustments to marketable securities

Balance, June 1, 2001	$ (85,625)
Cumulative loss	(121,100)

Balance, May 31, 2002	(202,725)
Comprehensive loss	(88,580)

Balance, May 31, 2003	(295,305)
Comprehensive loss	(5,000)

Balance, March 26, 2004	(300,305
Cumulative loss	(15,234)

Balance, May 31, 2004	(315,539)

Had the Company's statements of cash flows been prepared using US GAAP, such statements would have included cumulative from inception amounts in addition to amounts for the fiscal 2004, 2003 and 2002.

Such statements under US GAAP are as follows:

Statements of Cash Flows

		Year Ended May 31
	Cumulative from date of inception (“March 26, 2004”)	2004	2003	2002

Cash flows from operating activities
Net income (loss) for the year	$ (10,556)	$ 20,730	$ (124,893)	$ (24,925)
Items not involving cash
Loss on sale of long-term investments	-	-	121,419	-
Forgiveness of debt	(35,667)	(85,867)	-	-
Income tax interest and penalties	20,647	20,647	-	-
Write-off of bad debts	7,019	7,019	-	-
Change in non-cash operating working capital
Accounts receivable	(1,725)	(1,725)	-	-
Accounts payable and accrued liabilities	(6,760)	12,117	1,446	4,020
Cash flows (used in) operating activities	(27,042)	(27,079)	(2,028)	(20,905)

Cash flows from financing activity
Loans from related parties	27,043	27,043	1,551	18,400
Cash flows from financing activity	27,043	27,043	1,551	18,400

Cash flows from investing activities
Proceeds on sale of long-term investments	-	-	1	-
Cash flows (used in) from investing activities	-	-	1	-

(Decrease) increase in cash during the period	1	(36)	(476)	(2,505)

Cash, beginning of period	-	37	513	3,018

Cash, end of period	$ 1	$ 1	$ 37	$ 513

Recent US GAAP accounting pronouncements

In July 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (FASB 146), which addresses financial accounting and reporting for costs associated with exit or disposal activities, and is effective for such activities initiated after December 31, 2002. FASB 146 requires the recognition of a liability for exit or disposal activities when such a liability is incurred. This standard is substantially equivalent to CICA EIC Abstract 135, "Accounting for Costs Associated with Exit and Disposal Activities (Including Costs Incurred in a Restructuring)." This new guidance has been adopted for US GAAP purposes in fiscal 2004, and did not have a material impact on the financial position, results or operations or cash flows of the Company as reported for US GAAP purposes.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No.45 required that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, or the obligations it assumes under that guarantee. This interpretation is applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company does not currently provide significant guarantees on a routine basis. The Company adopted this interpretation for US GAAP purposes and it did not have a material impact on the results. The Company has adopted this statement in fiscal 2004 and subsequent financial periods.

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" (FASB 148), which provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the Statement amends the previous disclosure requirements of FASB 123 to require prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported financial results. The Company has adopted this statement in fiscal 2004 and subsequent financial periods.  The Company is not affected by this pronouncement in fiscal 2004.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which provides guidance on the identification of variable interest entities, entities for which control is achieved through means other than through voting rights, and how to determine whether a variable interest holder should consolidate its variable interest entities. In December 2003, the FASB issued modifications to FIN 46, resulting in multiple effective dates based on the nature and creation date of the VIE. The Company has determined that it does not have any VIE's which will require consolidation for US GAAP purposes.

In April 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (FASB 149). FASB 149 is intended to result in more consistent reporting of contracts as either free standing derivative instruments subject to Statement 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features. In addition, SFAS 149 clarifies the definition of a derivative by providing guidance on the meaning of initial net investments related to derivatives. SFAS 149 is effective for contracts entered into or modified after June 30, 2003. The Company does not expect that the pronouncement will have a material impact on its financial position, results of operations or cash flows as reported for US GAAP purposes.

In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This standard establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity, and is effective for all financial instruments created or modified after May 31, 2003, and to other instruments as of September 1, 2003. The Company does not expect that this pronouncement will have a material impact on its financial position, results of operations or cash flows as reported for US GAAP purposes.

In December 2004, the FASB issued Statement 123 (revised 2004) entitled "Share-Based Payment".  This standard requires the expensing of stock options granted in exchange for employee services, and will be effective for the Company during the quarter ending May 31, 2006.  The Company expects that the adoption of FASB 123 (revised 2004) will conform its US accounting with its Canadian accounting for such options.